Exhibit 97.1
INCENTIVE COMPENSATION CLAWBACK POLICY
June 13, 2025

I.Recoupment of Incentive-Based Compensation
It is the policy of Crescent Biopharma, Inc. (the “Company”) that, in the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws (including any such correction that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Company will recover on a reasonably prompt basis the amount of any Incentive-Based Compensation Received by a Covered Executive during the Recovery Period that exceeds the amount that otherwise would have been Received had it been determined based on the restated financial statements. This Incentive Compensation Clawback Policy (this “Policy”) has been adopted by the Board of Directors (the “Board”) of the Company. The Compensation Committee (the “Committee”) of the Board may amend or change the terms of this Policy at any time for any reason, including as required to comply with any laws, rules, regulations and listing standards that may be applicable to the Company.
II.Policy Administration and Definitions
This Policy is administered by the Committee and is intended to comply with, and as applicable to be administered and interpreted consistent with, and subject to the exceptions set forth in, Listing Rule 5608 adopted by The Nasdaq Stock Market (“Nasdaq”) to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended (collectively, “Rule 10D-1”).
For purposes of this Policy:
“Covered Executive” means any “executive officer” of the Company as defined under Rule 10D-1.
A “Financial Reporting Measure” is (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure, and (ii) any measure based in whole or in part on the Company’s stock price or total stockholder return.

“Incentive-Based Compensation” means any compensation granted, earned or vested based in whole or in part on the Company’s attainment of a Financial Reporting Measure that was Received by a person (i) on or after the person began service as a Covered Executive, and (ii) who served as a Covered Executive at any time during the performance period for the Incentive-Based Compensation.
Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant Financial Reporting Measure is attained, regardless of when the compensation is actually paid or awarded.
“Recovery Period” means, with respect to an accounting restatement described in this Policy, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such accounting restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare the accounting restatement described in this Policy and any transition period of less than nine months that is within or immediately following such three fiscal years, all as determined pursuant to Rule 10D-1.
III.Determination by the Committee
If the Committee determines the amount of Incentive-Based Compensation Received by a Covered Executive during a Recovery Period exceeds the amount that would have been Received if determined or calculated based on the Company’s restated financial results, such excess amount of Incentive-Based Compensation shall be subject to recoupment by the Company pursuant to this Policy. For Incentive-Based Compensation based on stock price or total stockholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the Committee will determine the amount based on a reasonable estimate of the effect of the accounting restatement on the relevant stock price or total stockholder return. In all cases, the calculation of the excess amount of Incentive-Based Compensation to be recovered will be determined on a pre-tax basis (i.e., without regard to any taxes paid with respect to such compensation). The Company will maintain and will provide to Nasdaq, if required, documentation of all determinations and actions taken in complying with this Policy. Any determinations made by the Committee under this Policy shall be final and binding on all affected individuals.
IV.Methods of Clawback
The Company may effect any recovery pursuant to this Policy in any manner consistent with applicable law, including by requiring payment of such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Committee determines to be appropriate. The Company need not recover the excess amount of Incentive-Based Compensation if and to the extent that the Committee determines that such recovery is impracticable, subject to and in accordance with any applicable exceptions under the

Nasdaq listing rules, and not required under Rule 10D-1, including if the Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover such amounts. The Company is authorized to take appropriate steps to implement this Policy with respect to Incentive-Based Compensation arrangements with Covered Executives.
V.Not Exclusive Remedy
Any right of recoupment or recovery pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any other policy, any employment agreement or plan or award terms, and any other legal remedies available to the Company (including, but not limited to, Section 304 of the Sarbanes-Oxley Act of 2002); provided that the Company shall not recoup amounts pursuant to such other policy, terms or remedies to the extent it is recovered pursuant to this Policy. The Company shall not indemnify any Covered Executive against the loss of any Incentive-Based Compensation pursuant to this Policy (or provide any advancement of expenses in such instance), nor will the Company pay or reimburse or agree to pay or reimburse any insurance premiums for third-party insurance obtained to cover any such loss.

INCENTIVE COMPENSATION CLAWBACK POLICY
ACKNOWLEDGMENT AND CERTIFICATION
By signing below, the undersigned covered executive (the “Covered Executive”) acknowledges and confirms that the Covered Executive has received and reviewed a copy of the Crescent Biopharma, Inc. Inc. (the “Company”) Incentive Compensation Clawback Policy (as interpreted or modified from time to time pursuant to the terms hereof, the “Policy”), and in addition, the Covered Executive acknowledges and agrees that, for good and valid consideration, including continuing participation in the Company’s incentive compensation programs, including the Crescent Biopharma, Inc. 2025 Stock Incentive Plan (or any successor plan) and the Company’s annual bonus program, the receipt and sufficiency of which the Covered Executive hereby acknowledges, the Covered Executive will be bound by and abide by the Policy as follows:
(a)the Covered Executive is and will continue to be subject to the Policy and the Policy will apply both during and after the Covered Executive’s employment with the Company;
(b)to the extent necessary to comply with the Policy, the Company hereby amends any employment agreement, equity award agreement or similar agreement that the Covered Executive is a party to with the Company;
(c)the Covered Executive shall abide by the terms of the Policy, including, without limitation, by returning any compensation to the Company to the extent required by, and in a manner permitted by, the Policy, and understands and agrees that the Covered Executive shall not be entitled to any (i) indemnification for any liability (including any amounts owed by the Covered Executive in a judgment or settlement of any Clawback Proceeding (as defined below)), or loss (including judgments, fines, taxes, penalties or amounts paid in settlement by or on behalf of the Covered Executive) incurred by the Covered Executive in connection with or as a result of any action taken by the Board of Directors (the “Board”) of the Company or the Compensation Committee (the “Committee”) of the Board to enforce the Policy (such action, a “Clawback Proceeding”) or (ii) indemnification or advancement of any expenses (including attorneys’ fees) from the Company and or any subsidiary of the Company incurred by the Covered Executive in connection with any Clawback Proceeding; provided, however, that if the Covered Executive is successful on the merits in the defense of any claim asserted against the Covered Executive in a Clawback Proceeding, the Covered Executive shall be eligible to be indemnified for the expenses (including attorneys’ fees) the Covered Executive reasonably incurred to defend such claim;
(d)any amounts payable to the Covered Executive shall be subject to the Policy as may be in effect and reasonably interpreted or modified from time to time in the sole discretion of the Board or the Committee or as required by applicable law or the requirements of any securities exchange on which the Company’s securities are listed, and such reasonable interpretation or modification will be covered by this acknowledgment;
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(e)the Company may recover compensation paid to the Covered Executive through any method of recovery the Committee or its delegate deems appropriate, including without limitation, by reducing any amount that is or may become payable to the Covered Executive, and the Covered Executive agrees to comply with any request or demand for repayment by the Company in order to comply with the Policy;
(f)no recovery of compensation under the Policy will be an event giving rise to a right to resign for “good reason” or be deemed a “constructive termination” (or any similar term) as such terms are used in or apply to any agreement between the Covered Executive and the Company;
(g)the Company is not responsible for and shall not make the Covered Executive whole for any effect under any tax law or regulation of the recovery of any compensation pursuant to the Policy or for any taxes paid by the Covered Executive on compensation that is subject to recovery or is recovered pursuant to the Policy; and
(h) the Covered Executive hereby knowingly, voluntarily and intentionally waives, and agrees not to assert any claim regarding, any and all rights to indemnification, advancement and other rights from the Company or any subsidiary of the Company to which the Covered Executive is now or may become entitled under any indemnification agreement between the Covered Executive and the Company (including any provisions related to non-exclusivity of rights contained therein), the Company’s Certificate of Designation and Memorandum and Articles of Association, the governing documents of each subsidiary of the Company and the applicable laws of the Cayman Islands, in each case to the extent such waiver and agreement is necessary to give effect to the preceding provisions of this Acknowledgment and Certification.

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